Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FISCAL 2023 FIRST QUARTER RESULTS

Gross Margins for the Quarter for Both Deliveries and Recent Contracts Remains Strong

Net Contracts per Community Increased from 1.5 in November to 3.0 in January and Accelerated Further in February

MATAWAN, NJ, February 28, 2023 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its fiscal first quarter ended January 31, 2023.

RESULTS FOR THE FIRST QUARTER ENDED JANUARY 31, 2023:

●	Total revenues declined 8.8% to $515.4 million in the first quarter of fiscal 2023, compared with $565.3 million in the same quarter of the prior year.

●

Sale of homes revenues decreased 9.4% to $499.6 million (938 homes) in the fiscal 2023 first quarter compared with $551.4 million (1,174 homes) in the previous year’s first quarter. During the fiscal 2023 first quarter, sale of homes revenues, including domestic unconsolidated joint ventures(1), decreased only 6.0% to $578.3 million (1,045 homes) compared with $615.0 million (1,283 homes) during the first quarter of fiscal 2022.

●

Homebuilding gross margin percentage, after cost of sales interest expense and land charges, was 18.7% for the three months ended January 31, 2023, compared with 19.9% during the same period a year ago.

●	Homebuilding gross margin percentage, before cost of sales interest expense and land charges, was 21.8% during the fiscal 2023 first quarter compared with 22.4% in last year’s first quarter.

●	Total SG&A was $73.4 million, or 14.2% of total revenues, in the first quarter of fiscal 2023 compared with $72.2 million, or 12.8% of total revenues, in the previous year’s first quarter.

●	Total interest expense as a percent of total revenues was 5.8% for the first quarter of fiscal 2023 compared with 4.8% during the first quarter of fiscal 2022.

●	Income before income taxes for the first quarter of fiscal 2023 was $18.0 million compared with $35.4 million in the first quarter of the prior fiscal year.

●

Net income was $18.7 million, or $2.26 per diluted common share, for the three months ended January 31, 2023, compared with net income of $24.8 million, or $3.07 per diluted common share, in the same quarter of the previous fiscal year.

●	EBITDA was $49.6 million for the first quarter of fiscal 2023 compared with $63.7 million in the same quarter of the prior year.

●

Consolidated contract dollars in the first quarter of fiscal 2023 declined 48.0% to $415.1 million (788 homes) compared with $798.3 million (1,551 homes) in the same quarter last year. Contract dollars, including domestic unconsolidated joint ventures, for the three months ended January 31, 2023 declined to $486.8 million (893 homes) compared with $870.6 million (1,659 homes) in the first quarter of fiscal 2022.

●

As of January 31, 2023, consolidated community count was 121 communities, compared with 111 communities on January 31, 2022. Community count, including domestic unconsolidated joint ventures, was 132 as of January 31, 2023, compared with 126 communities at the end of the previous fiscal year’s first quarter.

●

The dollar value of consolidated contract backlog, as of January 31, 2023, decreased 37.6% to $1.18 billion compared with $1.89 billion as of January 31, 2022. The dollar value of contract backlog, including domestic unconsolidated joint ventures, as of January 31, 2023, decreased 33.8% to $1.41 billion compared with $2.14 billion as of January 31, 2022.

●

The beginning backlog cancellation rate for consolidated contracts increased to 16% for the first quarter ended January 31, 2023 compared with 8% in the fiscal 2022 first quarter. The beginning backlog cancellation rate for contracts including domestic unconsolidated joint ventures was 15% for the first quarter of fiscal 2023 compared with 7% in the first quarter of the prior year. The historical average consolidated beginning backlog cancellation rate since fiscal 2013 is 13%.

●

The gross contract cancellation rate for consolidated contracts increased to 30% for the first quarter ended January 31, 2023 compared with 14% in the fiscal 2022 first quarter. The gross contract cancellation rate for contracts including domestic unconsolidated joint ventures was 29% for the first quarter of fiscal 2023 compared with 14% in the first quarter of the prior year.

●

Recent monthly consolidated contracts per community were 1.5 for November, 2.0 for December, 3.0 for January, and 3.8 for preliminary February results through February 26, 2023. Excluding 107 build for rent contracts fiscal year to date through February 26th, recent monthly consolidated contracts per community were 1.2 for November, 1.8 for December, 3.0 for January, and 3.4 for preliminary February results. Recent consolidated monthly gross contract cancellation rates were 35% in November, 30% in December, 27% in January, and 16% month to date through February 26, 2023.

(1)When we refer to “Domestic Unconsolidated Joint Ventures”, we are excluding results from our single community unconsolidated joint venture in the Kingdom of Saudi Arabia (KSA).

LIQUIDITY AND INVENTORY AS OF JANUARY 31, 2023:

●	During the first quarter of fiscal 2023, land and land development spending was $134.4 million compared with $194.8 million in the same quarter one year ago.

●	Total liquidity as of January 31, 2023 was $365.7 million, significantly above our targeted liquidity range of $170 million to $245 million.

●	In the first quarter of fiscal 2023, approximately 1,300 lots were put under option or acquired in 16 consolidated communities.

●

As of January 31, 2023, the total controlled consolidated lots were 29,123, a decrease compared with 32,328 lots at the end of the first quarter of the previous year and a decrease compared to 31,518 lots on October 31, 2022. Based on trailing twelve-month deliveries, the current position equaled a 5.5 years’ supply.

FINANCIAL GUIDANCE(2):

The Company is providing guidance for total revenues, gross margin, adjusted EBITDA and adjusted pretax income for the second quarter of fiscal 2023. Financial guidance below assumes no adverse changes in current market conditions, including further deterioration in the supply chain, material increase in mortgage rates, or increased inflation and excludes further impact to SG&A expenses from phantom stock expense related solely to stock price movements from the closing price of $57.88 on January 31, 2023.

For the second quarter of fiscal 2023, total revenues are expected to be between $525 million and $625 million, gross margin, before cost of sales interest expense and land charges, is expected to be between 21.0% and 22.5%, adjusted pretax income is expected to be between $20 million and $35 million, and adjusted EBITDA is expected to be between $52 million and $67 million.

(2)The Company cannot provide a reconciliation between its non-GAAP projections and the most directly comparable GAAP measures without unreasonable efforts because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items required for the reconciliation. These items include, but are not limited to, land-related charges, inventory impairments and land option write-offs and loss (gain) on extinguishment of debt. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results.

COMMENTS FROM MANAGEMENT:

“High inflation, sharp year-over-year increases in mortgage rates and significant economic uncertainty adversely impacted consumer demand for housing during the second half of 2022,” stated Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer. “In spite of those trends, our total revenues, adjusted gross margin, adjusted pretax income and adjusted EBITDA in the first quarter of fiscal 2023 all met our expectations and total SG&A as a percentage of total revenues was only slightly above the high end of our guidance. A slower contract sales pace in the second half of fiscal 2022 led to a 9% decline in total revenues in the first quarter of fiscal 2023 and resulted in lower overall year-over-year levels of profitability.”

“However, during our first quarter, we increased our use of incentives and concessions resulting in lower net home prices, and we saw mortgage rates decline slightly and stabilize. The combination of those two measures had a positive impact on the affordability of our homes and on our sales pace. Net contracts per community increased from 1.5 in November to 2.0 in December and to 3.0 in January. Despite our use of higher incentives and concessions, adjusted gross margins on these new contracts remain above our historical average of approximately 20%, due primarily to lower lumber costs. The contract pace accelerated further in February, with the last week being the strongest, despite mortgage rates spiking to 7%. In recent weeks we have modestly raised home prices in approximately one third of our communities,” said Mr. Hovnanian.

“We are encouraged that the improving tone of the housing market is a good indication that the housing industry is positioned to experience a strong spring selling season. We believe long term fundamentals such as strong employment levels, pent up housing demand from the substantial underproduction of new homes for more than a decade and historically low levels of existing home supply set the stage for a housing market rebound. However, we continue to closely monitor the impact of mortgage rate movements and the actions taken by the Federal Reserve have on housing demand,” concluded Mr. Hovnanian.

SEGMENT CHANGE/RECLASSIFICATION

Historically, the Company had seven reportable segments consisting of six homebuilding segments (Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West) and its financial services segment. During the fourth quarter of fiscal 2022, we reevaluated our reportable segments as a result of changes in the business and our management thereof. In particular, we considered the fact that, since our segments were last established, the Company had exited the Minnesota, North Carolina, and Tampa markets and is currently in the process of exiting the Chicago market. As a result, we realigned our homebuilding operating segments and determined that, in addition to our financial services segment, we now have three reportable homebuilding segments comprised of (1) Northeast, (2) Southeast and (3) West. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation.

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2023 first quarter financial results conference call at 11:00 a.m. E.T. on Tuesday, February 28, 2023. The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Past Events” section of the Investor Relations page on the Hovnanian website at http://www.khov.com. The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES, INC.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Matawan, New Jersey and, through its subsidiaries, is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade name K. Hovnanian® Homes. Additionally, the Company’s subsidiaries, as developers of K. Hovnanian’s® Four Seasons communities, make the Company one of the nation’s largest builders of active lifestyle communities.

Additional information on Hovnanian Enterprises, Inc. can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail list, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense and income taxes (“EBIT”) and before depreciation and amortization (“EBITDA”) and before inventory impairments and land option write-offs (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (“GAAP”) financial measures. The most directly comparable GAAP financial measure is net income. The reconciliation for historical periods of EBIT, EBITDA and Adjusted EBITDA to net income is presented in a table attached to this earnings release.

Homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, are non-GAAP financial measures. The most directly comparable GAAP financial measures are homebuilding gross margin and homebuilding gross margin percentage, respectively. The reconciliation for historical periods of homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, to homebuilding gross margin and homebuilding gross margin percentage, respectively, is presented in a table attached to this earnings release.

Adjusted pretax income, which is defined as income before income taxes excluding land-related charges is a non-GAAP financial measure. The most directly comparable GAAP financial measure is income before income taxes. The reconciliation for historical periods of adjusted pretax income to income before income taxes is presented in a table attached to this earnings release.

Total liquidity is comprised of $234.9 million of cash and cash equivalents, $5.8 million of restricted cash required to collateralize letters of credit and $125.0 million availability under the senior secured revolving credit facility as of January 31, 2023.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “Forward-Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward-looking statements include but are not limited to statements related to the Company’s goals and expectations with respect to its financial results for future financial periods and statements regarding demand for homes, mortgage rates, inflation, supply chain issues, customer incentives and underlying factors. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic, industry and business conditions and impacts of a significant homebuilding downturn; (2) shortages in, and price fluctuations of, raw materials and labor, including due to geopolitical events, changes in trade policies, including the imposition of tariffs and duties on homebuilding materials and products and related trade disputes with and retaliatory measures taken by other countries; (3) fluctuations in interest rates and the availability of mortgage financing; (4) adverse weather and other environmental conditions and natural disasters; (5) the seasonality of the Company’s business; (6) the availability and cost of suitable land and improved lots and sufficient liquidity to invest in such land and lots; (7) reliance on, and the performance of, subcontractors; (8) regional and local economic factors, including dependency on certain sectors of the economy, and employment levels affecting home prices and sales activity in the markets where the Company builds homes; (9) increases in cancellations of agreements of sale; (10) increases in inflation; (11) changes in tax laws affecting the after-tax costs of owning a home; (12) legal claims brought against us and not resolved in our favor, such as product liability litigation, warranty claims and claims made by mortgage investors; (13) levels of competition; (14) utility shortages and outages or rate fluctuations; (15) information technology failures and data security breaches; (16) negative publicity; (17) high leverage and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness; (18) availability and terms of financing to the Company; (19) the Company’s sources of liquidity; (20) changes in credit ratings; (21) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment; (22) operations through unconsolidated joint ventures with third parties; (23) significant influence of the Company’s controlling stockholders; (24) availability of net operating loss carryforwards; (25) loss of key management personnel or failure to attract qualified personnel; (26) the outbreak and spread of COVID-19 and the measures that governments, agencies, law enforcement and/or health authorities implement to address it, as well as continuing macroeconomic effects of the pandemic; and (27) certain risks, uncertainties and other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods during fiscal 2023 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Hovnanian Enterprises, Inc.
January 31, 2023
Statements of consolidated operations
(In thousands, except per share data)
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Total revenues	$515,366	$565,313
Costs and expenses (1)	504,479	538,103
Income from unconsolidated joint ventures	7,160	8,191
Income before income taxes	18,047	35,401
Income tax (benefit) provision	(669)	10,593
Net income	18,716	24,808
Less: preferred stock dividends	2,669	2,669
Net income available to common stockholders	$16,047	$22,139

Per share data:
Basic:
Net income per common share	$2.37	$3.12
Weighted average number of common shares outstanding	6,186	6,389
Assuming dilution:
Net income per common share	$2.26	$3.07
Weighted average number of common shares outstanding	6,468	6,501

(1) Includes inventory impairments and land option write-offs.

Hovnanian Enterprises, Inc.
January 31, 2023
Reconciliation of income before income taxes excluding land-related charges to income before income taxes
(In thousands)
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Income before income taxes	$18,047	$35,401
Inventory impairments and land option write-offs	477	99
Income before income taxes excluding land-related charges (1)	$18,524	$35,500

(1) Income before income taxes excluding land-related charges is a non-GAAP financial measure. The most directly comparable GAAP financial measure is income before income taxes.

Hovnanian Enterprises, Inc.
January 31, 2023
Gross margin
(In thousands)
	Homebuilding Gross Margin
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Sale of homes	$499,645	$551,366
Cost of sales, excluding interest expense and land charges (1)	390,963	427,873
Homebuilding gross margin, before cost of sales interest expense and land charges (2)	108,682	123,493
Cost of sales interest expense, excluding land sales interest expense	15,001	13,724
Homebuilding gross margin, after cost of sales interest expense, before land charges (2)	93,681	109,769
Land charges	477	99
Homebuilding gross margin	$93,204	$109,670

Homebuilding gross margin percentage	18.7%	19.9%
Homebuilding gross margin percentage, before cost of sales interest expense and land charges (2)	21.8%	22.4%
Homebuilding gross margin percentage, after cost of sales interest expense, before land charges (2)	18.8%	19.9%

	Land Sales Gross Margin
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Land and lot sales	$329	$34
Cost of sales, excluding interest (1)	77	44
Land and lot sales gross margin, excluding interest and land charges	252	(10)
Land and lot sales interest expense	21	21
Land and lot sales gross margin, including interest	$231	$(31)

(1) Does not include cost associated with walking away from land options or inventory impairments which are recorded as Inventory impairments and land option write-offs in the Condensed Consolidated Statements of Operations.

(2) Homebuilding gross margin, before cost of sales interest expense and land charges, and homebuilding gross margin percentage, before cost of sales interest expense and land charges, are non-GAAP financial measures. The most directly comparable GAAP financial measures are homebuilding gross margin and homebuilding gross margin percentage, respectively.

Hovnanian Enterprises, Inc.
January 31, 2023
Reconciliation of adjusted EBITDA to net income
(In thousands)
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Net income	$18,716	$24,808
Income tax (benefit) provision	(669)	10,593
Interest expense	30,115	27,138
EBIT (1)	48,162	62,539
Depreciation and amortization	1,410	1,175
EBITDA (2)	49,572	63,714
Inventory impairments and land option write-offs	477	99
Adjusted EBITDA (3)	$50,049	$63,813

Interest incurred	$34,326	$32,783

Adjusted EBITDA to interest incurred	1.46	1.95

(1) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2) EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

(3) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and inventory impairments and land option write-offs.

Hovnanian Enterprises, Inc.
January 31, 2023
Interest incurred, expensed and capitalized
(In thousands)
	Three Months Ended
	January 31,
	2023	2022
	(Unaudited)
Interest capitalized at beginning of period	$59,600	$58,159
Plus: interest incurred	34,326	32,783
Less: interest expensed	(30,115)	(27,138)
Less: interest contributed to unconsolidated joint venture (1)	(3,016)	-
Interest capitalized at end of period (2)	$60,795	$63,804

(1) Represents capitalized interest which was included as part of the assets contributed to the joint venture the company entered into during the three months ended January 31, 2023. There was no impact to the Condensed Consolidated Statement of Operations as a result of this transaction.

(2) Capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	January 31,	October 31,
	2023	2022
	(Unaudited)	(1)

ASSETS
Homebuilding:
Cash and cash equivalents	$234,929	$326,198
Restricted cash and cash equivalents	8,154	13,382
Inventories:
Sold and unsold homes and lots under development	1,066,455	1,058,183
Land and land options held for future development or sale	125,561	152,406
Consolidated inventory not owned	315,022	308,595
Total inventories	1,507,038	1,519,184
Investments in and advances to unconsolidated joint ventures	101,013	74,940
Receivables, deposits and notes, net	37,577	37,837
Property and equipment, net	28,089	25,819
Prepaid expenses and other assets	58,260	63,884
Total homebuilding	1,975,060	2,061,244

Financial services	112,756	155,993

Deferred tax assets, net	347,369	344,793
Total assets	$2,435,185	$2,562,030

LIABILITIES AND EQUITY
Homebuilding:
Nonrecourse mortgages secured by inventory, net of debt issuance costs	$133,886	$144,805
Accounts payable and other liabilities	331,314	439,952
Customers’ deposits	71,243	74,020
Liabilities from inventory not owned, net of debt issuance costs	209,579	202,492
Senior notes and credit facilities (net of discounts, premiums and debt issuance costs)	1,145,261	1,146,547
Accrued interest	52,036	32,415
Total homebuilding	1,943,319	2,040,231

Financial services	91,078	135,581

Income taxes payable	4,991	3,167
Total liabilities	2,039,388	2,178,979

Equity:
Hovnanian Enterprises, Inc. stockholders' equity:
Preferred stock, $0.01 par value - authorized 100,000 shares; issued and outstanding 5,600 shares with a liquidation preference of $140,000 at January 31, 2023 and October 31, 2022	135,299	135,299
Common stock, Class A, $0.01 par value - authorized 16,000,000 shares; issued 6,178,146 shares at January 31, 2023 and 6,159,886 shares at October 31, 2022	62	62
Common stock, Class B, $0.01 par value (convertible to Class A at time of sale) - authorized 2,400,000 shares; issued 747,994 shares at January 31, 2023 and 733,374 shares at October 31, 2022	7	7
Paid in capital - common stock	729,158	727,663
Accumulated deficit	(336,366)	(352,413)
Treasury stock - at cost – 901,379 shares of Class A common stock at January 31, 2023 and 782,901 shares at October 31, 2022; 27,669 shares of Class B common stock at January 31, 2023 and October 31, 2022	(132,382)	(127,582)
Total Hovnanian Enterprises, Inc. stockholders’ equity	395,778	383,036
Noncontrolling interest in consolidated joint ventures	19	15
Total equity	395,797	383,051
Total liabilities and equity	$2,435,185	$2,562,030

(1)	Derived from the audited balance sheet as of October 31, 2022.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,
	2023	2022
Revenues:
Homebuilding:
Sale of homes	$499,645	$551,366
Land sales and other revenues	3,557	638
Total homebuilding	503,202	552,004
Financial services	12,164	13,309
Total revenues	515,366	565,313

Expenses:
Homebuilding:
Cost of sales, excluding interest	391,040	427,917
Cost of sales interest	15,022	13,745
Inventory impairments and land option write-offs	477	99
Total cost of sales	406,539	441,761
Selling, general and administrative	47,918	42,746
Total homebuilding expenses	454,457	484,507

Financial services	9,053	10,400
Corporate general and administrative	25,490	29,435
Other interest	15,093	13,393
Other expenses, net	386	368
Total expenses	504,479	538,103
Income from unconsolidated joint ventures	7,160	8,191
Income before income taxes	18,047	35,401
State and federal income tax provision (benefit):
State	2,211	2,543
Federal	(2,880)	8,050
Total income taxes	(669)	10,593
Net income	18,716	24,808
Less: preferred stock dividends	2,669	2,669
Net income available to common stockholders	$16,047	$22,139

Per share data:
Basic:
Net income per common share	$2.37	$3.12
Weighted-average number of common shares outstanding	6,186	6,389
Assuming dilution:
Net income per common share	$2.26	$3.07
Weighted-average number of common shares outstanding	6,468	6,501

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(SEGMENT DATA EXCLUDES UNCONSOLIDATED JOINT VENTURES)

		Contracts (1)			Deliveries			Contract
		Three Months Ended			Three Months Ended			Backlog
		January 31,			January 31,			January 31,
		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Northeast (2)
(DE, IL, MD, NJ, OH, VA, WV)	Home	311	468	(33.5)%	371	358	3.6%	782	1,395	(43.9)%
	Dollars	$185,850	$261,577	(29.0)%	$210,874	$174,679	20.7%	$432,508	$761,929	(43.2)%
	Avg. Price	$597,588	$558,925	6.9%	$568,394	$487,930	16.5%	$553,079	$546,186	1.3%
Southeast
(FL, GA, SC)	Home	164	228	(28.1)%	141	104	35.6%	525	545	(3.7)%
	Dollars	$82,191	$126,454	(35.0)%	$73,736	$55,495	32.9%	$319,344	$292,384	9.2%
	Avg. Price	$501,165	$554,623	(9.6)%	$522,950	$533,606	(2.0)%	$608,274	$536,484	13.4%
West
(AZ, CA, TX)	Home	313	855	(63.4)%	426	712	(40.2)%	721	1,684	(57.2)%
	Dollars	$147,087	$410,231	(64.1)%	$215,035	$321,192	(33.1)%	$425,669	$831,289	(48.8)%
	Avg. Price	$469,927	$479,802	(2.1)%	$504,777	$451,112	11.9%	$590,387	$493,640	19.6%
Consolidated Total
	Home	788	1,551	(49.2)%	938	1,174	(20.1)%	2,028	3,624	(44.0)%
	Dollars	$415,128	$798,262	(48.0)%	$499,645	$551,366	(9.4)%	$1,177,521	$1,885,602	(37.6)%
	Avg. Price	$526,812	$514,676	2.4%	$532,671	$469,647	13.4%	$580,632	$520,310	11.6%
Unconsolidated Joint Ventures (3)
(excluding KSA JV)	Home	105	108	(2.8)%	107	109	(1.8)%	317	374	(15.2)%
	Dollars	$71,681	$72,308	(0.9)%	$78,670	$63,620	23.7%	$235,429	$250,307	(5.9)%
	Avg. Price	$682,676	$669,519	2.0%	$735,234	$583,670	26.0%	$742,677	$669,270	11.0%
Grand Total
	Home	893	1,659	(46.2)%	1,045	1,283	(18.6)%	2,345	3,998	(41.3)%
	Dollars	$486,809	$870,570	(44.1)%	$578,315	$614,986	(6.0)%	$1,412,950	$2,135,909	(33.8)%
	Avg. Price	$545,139	$524,756	3.9%	$553,411	$479,334	15.5%	$602,537	$534,244	12.8%

KSA JV Only
	Home	9	227	(96.0)%	0	0	0.0%	2,222	2,140	3.8%
	Dollars	$1,398	$35,747	(96.1)%	$0	$0	0.0%	$348,818	$336,131	3.8%
	Avg. Price	$155,333	$157,476	(1.4)%	$0	$0	0.0%	$156,984	$157,071	(0.1)%

DELIVERIES INCLUDE EXTRAS
Notes:

(1) Contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) Reflects the reclassification of 8 homes and $6.6 million of contract backlog as of January 31, 2023 from the consolidated Northeast segment to unconsolidated joint ventures. This is related to the assets and liabilities contributed to the joint venture the company entered into during the three months ended January 31, 2023.

(3) Represents home deliveries, home revenues and average prices for our unconsolidated homebuilding joint ventures for the period. We provide this data as a supplement to our consolidated results as an indicator of the volume managed in our unconsolidated homebuilding joint ventures. Our proportionate share of the income or loss of unconsolidated homebuilding and land development joint ventures is reflected as a separate line item in our consolidated financial statements under “Income from unconsolidated joint ventures”.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(SEGMENT DATA UNCONSOLIDATED JOINT VENTURES ONLY)

		Contracts (1)			Deliveries			Contract
		Three Months Ended			Three Months Ended			Backlog
		January 31,			January 31,			January 31,
		2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Northeast (2)
(Unconsolidated Joint Ventures)	Home	50	50	0.0%	65	31	109.7%	165	145	13.8%
(Excluding KSA JV)	Dollars	$39,933	$31,544	26.6%	$50,776	$23,215	118.7%	$120,802	$95,126	27.0%
(DE, IL, MD, NJ, OH, VA, WV)	Avg. Price	$798,660	$630,880	26.6%	$781,169	$748,871	4.3%	$732,133	$656,041	11.6%
Southeast
(Unconsolidated Joint Ventures)	Home	39	38	2.6%	31	52	(40.4)%	137	197	(30.5)%
(FL, GA, SC)	Dollars	$22,965	$31,525	(27.2)%	$22,197	$28,683	(22.6)%	$106,196	$140,613	(24.5)%
	Avg. Price	$588,846	$829,605	(29.0)%	$716,032	$551,596	29.8%	$775,153	$713,772	8.6%
West
(Unconsolidated Joint Ventures)	Home	16	20	(20.0)%	11	26	(57.7)%	15	32	(53.1)%
(AZ, CA, TX)	Dollars	$8,783	$9,239	(4.9)%	$5,697	$11,722	(51.4)%	$8,431	$14,568	(42.1)%
	Avg. Price	$548,938	$461,950	18.8%	$517,909	$450,846	14.9%	$562,067	$455,250	23.5%
Unconsolidated Joint Ventures (3)
(Excluding KSA JV)	Home	105	108	(2.8)%	107	109	(1.8)%	317	374	(15.2)%
	Dollars	$71,681	$72,308	(0.9)%	$78,670	$63,620	23.7%	$235,429	$250,307	(5.9)%
	Avg. Price	$682,676	$669,519	2.0%	$735,234	$583,670	26.0%	$742,678	$669,270	11.0%

KSA JV Only
	Home	9	227	(96.0)%	0	0	0.0%	2,222	2,140	3.8%
	Dollars	$1,398	$35,747	(96.1)%	$0	$0	0.0%	$348,818	$336,131	3.8%
	Avg. Price	$155,333	$157,476	(1.4)%	$0	$0	0.0%	$156,984	$157,071	(0.1)%

DELIVERIES INCLUDE EXTRAS
Notes:

(1) Contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) Reflects the reclassification of 8 homes and $6.6 million of contract backlog as of January 31, 2023 from the consolidated Northeast segment to unconsolidated joint ventures. This is related to the assets and liabilities contributed to the joint venture the company entered into during the three months ended January 31, 2023.

(3) Represents home deliveries, home revenues and average prices for our unconsolidated homebuilding joint ventures for the period. We provide this data as a supplement to our consolidated results as an indicator of the volume managed in our unconsolidated homebuilding joint ventures. Our proportionate share of the income or loss of unconsolidated homebuilding and land development joint ventures is reflected as a separate line item in our consolidated financial statements under “Income from unconsolidated joint ventures”.